FOR IMMEDIATE RELEASE

Alexander & Baldwin Announces Appointment Of Clayton K.Y. Chun
As Chief Financial Officer

Honolulu (August 23, 2022) – Alexander & Baldwin, Inc. (NYSE: ALEX) (“A&B” or “Company”) today announced the appointment of Clayton K.Y. Chun to executive vice president and chief financial officer, effective December 1, 2022. Mr. Chun will succeed Brett A. Brown as part of the Company’s continuing simplification efforts and growing focus on Hawai‘i commercial real estate. The Company also announced the appointment of Anthony J. Tommasino to vice president and controller, effective October 1, 2022. Mr. Brown will remain with the Company through November 30, 2022, to support the transition.

A&B CEO Chris Benjamin commented: “Clayton has been a key member of the A&B leadership team over the past seven years as we have transformed the Company into a focused, Hawai‘i CRE business, and Anthony has been an outstanding addition to our finance team since he joined in 2021 as director of financial reporting and technical accounting. With our simplification efforts nearing completion, we are taking steps to streamline our executive management team as well, and these promotions are the next important step in shaping the team that will lead us into the future. I want to thank Brett for his important contributions over the past three years as we sold significant assets, strengthened our balance sheet, and implemented REIT industry systems, reporting metrics and capital markets tools to ensure success, positioning A&B with a strong foundation for growth into the future.”

Mr. Chun is chief accounting officer of Alexander & Baldwin and has been with the Company since 2015. He is responsible for the Company’s accounting, financial reporting and tax functions. Mr. Chun has been involved in all financial aspects of the Company’s transition to a real estate investment trust over the past five years, including the revamping of the Company’s financial systems to support its commercial real estate focus. Prior to joining A&B, Mr. Chun was a senior manager in the audit practice of Deloitte in Los Angeles where he worked for 15 years. Mr. Chun is a certified public accountant (inactive). He earned a master’s degree in accounting from the University of Southern California and a bachelor of arts and sciences degree in economics from Washington University in St. Louis, Missouri.

Mr. Tommasino has served as the Company’s director of financial reporting and technical accounting since joining in June 2021. Prior to A&B, Mr. Tommasino served as the director of accounting at Hawai‘i Gas and as audit senior manager at Deloitte where he worked for 14 years. Mr. Tommasino is a certified public accountant and earned bachelor of science degrees in accounting and finance from Villanova University.

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About Alexander & Baldwin, Inc.
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai‘i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai‘i, including 22 retail centers, 12 industrial assets and four office properties, as well as 141 acres of ground leases. A&B is expanding and strengthening its Hawai‘i CRE portfolio and achieving its strategic focus on commercial real estate by monetizing its remaining non-core assets. Over its 152-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

Contact:
A&B Investor Relations
(808) 525-8475
investorrelations@abhi.com